Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2025, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Porch Group, Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Porch Group, Inc. on Forms S-3 (File No. 333-281442, File No. 333-277992 and File No. 333-252120) and on Forms S-8 (File No. 333-277983, File No. 333-270721, File No. 333-266751 and File No. 333-253778).

/s/ GRANT THORNTON LLP (typed)

Bellevue, Washington
February 25, 2025